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                                                                  Exhibit 10.1


                              AMENDMENT NO. 1 TO
                   ASSET ALLOCATION AND SEPARATION AGREEMENT

         THIS AMENDMENT NO. 1 dated as of May 2, 2001 (this "Amendment") to the
                                                             ---------
Asset Allocation and Separation Agreement, dated as of November 8, 2000 (the "Allocation Agreement"), by and between Western Resources, Inc., a Kansas
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corporation ("Western"), and Westar Industries, Inc., a Kansas corporation
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("Westar").
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         Capitalized terms used but not defined in this Amendment shall have the meaning given such terms in the Allocation Agreement.

                             W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, Western and Westar desire to amend certain terms of the Allocation Agreement as provided herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

         Section 1.   Amendment to the Allocation Agreement. Section 2.02 of the
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Allocation Agreement is hereby amended by deleting the first sentence of the first paragraph of such section in its entirety and substituting the following sentences in its place:

                 Section 2.02. Intercompany Transfers and Settlement of
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         Intercompany Debt. After the date hereof and until the earlier of the
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         Cut Off Date or the secured debt of Western's electric utility operations receiving an investment grade rating from Moody's and Standard & Poor's Westar shall (a) pay to Western the net cash proceeds of any sale by Westar of its ownership interest in ONEOK, Inc. and Western Resources, whether presently owned or hereafter acquired (including common stock or preference stock of Western Resources issued to Westar after the date hereof as a result of the conversion of the Intercompany Receivable as provided herein), (b) pay to Western the net cash proceeds of any borrowings by Westar secured by a pledge of or security interest in any of the assets described in the foregoing clause (a), and (c) pay to Western the net cash proceeds of the Rights Offering. All such payments shall be for the purposes and subject to the limits provided in Section 3.2(a)(i) of the Merger Agreement, or to acquire indebtedness of Western. Net cash proceeds as used herein shall mean cash proceeds of a sale transaction received by Westar after deduction of expenses, commission, etc., tax payments for local, federal or state entities, and any debt owed on the asset sold. Westar may convert any outstanding amount of the
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         Intercompany Receivable as provided in Section 3.2(a)(ii) of the Merger
         Agreement, provided any remaining balance of the Intercompany
         Receivable that has not been converted on or before the Merger
         Effective Time shall be so converted at the Effective Time, and Westar shall provide written notice to Western of its choice of conversion options on or prior to the Cut Off Date. Western shall use all proceeds received from Westar as provided above or from the exercise by Westar of its rights under the Westar Option to reduce or minimize its debt. This amendment may be terminated if (x) the Kansas Corporation Commission (the "Commission") issues an order with respect to the restructuring of Western's assets, debt or the matters covered by this
         Section 2.02 which is inconsistent with this amendment, or (y) the Commission staff (the "Staff") on its own or others initiate a docket with respect to the restructuring of Western's assets, debt or the matters covered by this Section 2.02 which is inconsistent with this amendment and which causes the Rights Offering to be terminated prior to the successful completion of said Rights Offering or Western and Westar do not issue the rights contemplated by the Rights Offering or the Rights Offering is not successfully completed. This amendment may also be terminated if after successful completion of the Rights Offering, the Kansas Corporation Commission issues an Order or Orders attempting to set aside or materially alter this Agreement or the Rights Offering. If this amendment is terminated, the terms of this
         Section 2.02 as in effect prior to this amendment shall automatically be reinstated and be in full force and effect.

                  If the Merger is terminated, Western will meet with the Staff within 60 days following such termination to discuss the appropriate level of debt for Western. If agreement cannot be reached, Western or the Staff may submit the matter to the Commission for a hearing and an order. If the Merger is terminated, Western will reduce its total debt by at least $100 million per year, until its debt level reaches the agreed upon debt level, or until it reaches the debt level established by a final, non-appealable Commission order. Western will raise the funds needed to make this debt reduction by the following options, including, but not be limited to, (i) selling Westar stock, (ii) selling Western stock , (iii) converting the outstanding balance of the Intercompany Receivable (expected to be approximately $291 million at the Cut Off Date) to common stock or preference stock of Western, (iv) selling assets of Westar presently owned or hereafter acquired by Westar, or (v) taking other actions providing for an orderly reduction of such debt. The parties acknowledge that multiple methodologies may be appropriate to achieve such reduction in debt and the methodologies utilized will be governed by the events existing at the time of the discussions.

                  Western and Westar further agree that prior to the Merger, Western will not sell more than 19.9% of the stock of Westar, and if the Merger is terminated Western will continue as owner of at least 80.1% of Westar's stock, unless Western first provides not less than 30 days advance notice to the Commission.
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         Western agrees that other than as allowed in the Merger Agreement, it will not dividend Westar Industries, Inc. to Western's shareholders until Western or the Staff will have resolved their issues as herein provided or will have submitted their issues to the Commission as provided in this Agreement, or the Commission and the Parties hereto shall have otherwise agreed.

                  Western agrees that from the date of this Amendment, excluding the existing credit facilities between Westar and Protection One ($155 Million Dollar credit facility), it will not incur additional indebtedness or pledge utility assets for additional indebtedness, for its unregulated business entities until the issues set forth herein are resolved pursuant to the Agreement.

         Section 2.  Representations and Warranties. Each party hereto hereby
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represents and warrants that (i) it has the power and authority and the legal right to make, deliver and perform this Amendment, (ii) it has taken all necessary actions to authorize the execution, delivery and performance of this Amendment, and (iii) this Amendment is legal, valid and binding on, and enforceable against, such party.

         Section 3.  Continuing Effect. Except as expressly waived or otherwise
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agreed hereby, the Allocation Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. This Amendment shall not constitute a waiver or amendment of any other term, condition or provision of the Allocation Agreement.

         Section 4.  Governing Law.  This Amendment shall be governed by,
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and construed and interpreted in accordance with, the laws of the State of New
York.

         Section 5.  Counterparts.  This Amendment may be executed by the
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parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         Section 6.  Successors and Assigns. The provisions of this Agreement
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shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign,
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delegate or otherwise transfer any of its rights or obligations under this
Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, and unless the Merger Agreement shall have been terminated in accordance with its terms, any such assignment shall require the written consent of Parent. If any party or any of its successors or assigns
(i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under each of the Split-Off Documents.
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         IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.


                                WESTERN RESOURCES, INC.


                                By: /s/ David C. Wittig
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                                    Name: David C. Wittig
                                    Title: Chairman, Chief Executive Officer and
                                           President


                               WESTAR INDUSTRIES, INC.


                               By: /s/ Paul R. Geist
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                               Name: Paul R. Geist
                               Title: President